[Exhibit 10.4(c)]

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (this "Amendment") is effective as of September29, 2010 and is by and between WORCESTER CITY CAMPUS CORPORATION, a Massachusetts corporation ("Landlord"), and ADVANCED MICROSENSORS, INC., a Delaware corporation ("Tenant").

STATEMENT OF FACTS

Landlord, as successor to Maxtor Realty Corporation, and Tenant are parties to that certain Lease dated July I, 2006 for a portion of the premises located at and known as 333 South Street, Shrewsbury, Massachusetts, as amended by that certain First Amendment to Lease dated May 18, 2007, and as amended by that certain Second Amendment to Lease dated January 30, 2009 (the "Lease"). Landlord and Tenant desire to amend certain terms of the Lease.

TERMS OF AGREEMENT

NOW, THEREFORE, for good and valuable consideration paid, the receipt and sufficiency of which are acknowledged, Landlord and Tenant hereby agree as follows:

1.          Insert as a new Section 37(v) the following:

"To secure the payment of all Base Rent, until such time as all then owing Base Rent has been paid in full (an additional $360,000.00 over the amount reflected on Exhibit A). Tenant hereby grants to Landlord a continuing security interest upon all goods, wares, equipment, fixtures, furniture, inventory, accounts, contract rights, chattel paper and other personal property of Tenant situated on the Premises, and such property shall not be removed from the Premises without the consent of Landlord until all Base Rent shall first have been paid and discharged. Upon the occurrence of any event of default, Landlord shall have, in addition to any other remedies provided in this Lease or by law, all rights and remedies under the Uniform Commercial Code, including, without limitation, the right to sell the property described in this Section at public or private sale upon ten (10) days notice to Tenant. Tenant hereby irrevocably authorizes Landlord at any time and from time to time to file in any Uniform Commercial Code jurisdiction any financing statements and amendments thereto to perfect the security interest created by this Section."

2.          Within three (3) days after the execution of this Amendment, Tenant shall pay Landlord all Additional Rent owed to Landlord at such time, including, but not limited to, Operating Expenses, Monthly Utility Charges and Actual Monthly Utility Charges. The current amount owed is set forth on Exhibit A attached to this Amendment.

3.          In Section 2(a)(viii) of the Lease, replace "$150,000" with "$110,000."

4.          For the period commencing on July I, 2010 and continuing until the earlier to occur of (i) the last day of the month in which the Closing of the Asset Purchase Agreement  between Tenant and AMS Acquisition Inc. ("AMS") occurs ("Closing"), or (ii) December 31, 2010, Tenant shall not be required to make monthly payments of Base Rent owed under the Lease (the "Suspended Base Rent"). Tenant shall pay Landlord the Suspended Base Rent with interest at the rate set forth in Section 3 of the Lease on the earlier to occur of (a) the date of the Closing, or (ii) January 31, 2011.

5.          Tenant shall continue to pay Operating Expenses as required by the Lease and other costs as identified in Section 2(a)(vii).

6.          Landlord shall no longer be obligated to supply the Landlord services described in Section 5(e) - DI Water System, Section 5(t) - Wastewater Treatment System, and Section 5(g)Uninterrupted Power Source (the" Specific Eliminated Services"), as well any other service provided to Tenant that is not also provided to other tenants in the building (the "General Eliminated Services"). Notwithstanding the foregoing to the contrary, (i) Landlord shall still provide wages for personnel engaged in performing the labor associated with the Specific Eliminated Services (subject to reimbursement as provided for in Section 2(a)(vii», if Tenant, at Tenant's sole expense, pays all other costs associated with providing the Specific Eliminated Services, and (ii) Landlord may, in Landlord's sole discretion, supply any of the General Eliminated Services if requested to do so by Tenant and if Tenant first delivers sufficient cash to Landlord to cover the cost of the General Eliminated Service prior to Landlord supplying said General Eliminated Service.

7.          Within three (3) days after the execution of this Amendment, Tenant shall pay Landlord Landlord's reasonable legal fees incurred in preparing and negotiating this Amendment.

8.          Section 27 of the Lease provides that as of June 1,2009 Tenant shall have deposited with Landlord letters of credit totaling $250,000 as the security deposit. Tenant acknowledges that Tenant has not provided the letters of credit to Landlord. Tenant agrees to provide Landlord with a $250,000 letter of credit conforming to the provisions of Section 27 of the Lease on the earlier to occur of (i) the date of the Closing, or (ii) January 31,2011.

9.          Capitalized terms not defined in this Third Amendment shall have the same meaning ascribed to them in the Lease.

10.        This Amendment may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. A signed facsimile copy of this Amendment or a signed portable document format (.pdf) copy of this Amendment shall be binding upon the parties to this Amendment as fully and to the same extent as an original signed copy.

11.        Within three (3) days after the execution of this Amendment, Tenant shall deliver to Landlord certificates of insurance as required by Section 18 of the Lease.

12.        If and when the Closing occurs, Landlord shall consent to the assignment of the Lease, as amended, to AMS and AMS shall execute and deliver to Landlord an assumption agreement whereby AMS assumes the obligations of Tenant under the Lease.

13.        Provided the Closing occurs, and provided that Tenant is in full compliance with all material obligations under the Lease, the term of the Lease may be extended for a one year period, from July I, 2011 to June 30, 2012 ("First Option Term") by written notice given by Tenant to Landlord not less than one hundred twenty (120) days before the commencement of the First Option Term, and if there is a First Option Term, and provided Tenant remains in full compliance with all material obligations under the Lease, the term may be extended for an additional one (I) year period from July 1, 2012 to June 30,2013 ("Second Option Term") by written notice given not less than one hundred eighty (180) days before the commencement of the Second Option Tenn. The First Option Term, if elected by Tenant and the Second Option Term, if elected by Tenant are referred to collectively as the "Extension Term". During the Extension Term, office rent shall be charged at the rate of $11.00 per annum per square foot, laboratory space shall be charged at the rate of$16.00 per annum per square foot and clean room space shall be charged at the rate of$25.00 per annum per square foot. During the Extension Term and in addition to the above, Tenant shall pay (a) Base Rent monthly at an annual rate of $58,000.00 on infrastructure space utilized for the operation of Tenant's clean room operations and operating expenses on a monthly basis in accordance with the terms of the Lease.

14.            Except as amended by this Amendment, the Lease remains in full force and effect.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, this Third Amendment is executed as of the date first written above.

TENANT		LANDLORD

ADVANCED MICROSENSORS, INC.		WORCESTER CITY CAMPUS CORPORATION

By:	/s/	By:	/s/
Name:	Timothy C. Stucchi	Name:	Robert E. Jenal
Title:	President	Title:	President

Exhibit A

Pending Rent & Pass-thru:

	Owed	Due per Lease
	Per Lease	Amendment 3
July 2010 Rent	$60,502.55
July 2010 Opex	$27,164.04	$27,164.04
			Reconciled thru
July 2010 Pass thru	$110,000.00	$32,711.00	July '10
Aug 2010 Rent	$60,502.55
Aug 2010 Opex	$27,164.04	$27164.04
			Actual Invoice
Aug 2010 Pass thru	$110,000.00	$89,292.57	Amount
Sept 2010 Rent	$60,502.55
Sept 2010 Opex	$27,164.04	$27,164.04
Sept 2010 Pass thru	$110,000.00	$110,000.00
TOTAL	$592,999.77	$313.495.69

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